Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

Berkshire Grey, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to be Paid	$372,860,676	(1)(2)	0.00011020	$41,089.25	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$372,860,676
Total Fees Due for Filing				41,089.25
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$41,089.25

(1)
Aggregate number of securities to which transaction applies: As of April 10, 2023, the maximum number of securities of Berkshire Grey, Inc. (the “Company”) to which this transaction applies is estimated to be 288,469,825, which consists of (a) 233,893,488 shares of the Company’s class A common stock, par value $0.0001 per share (the “Class A common stock”), entitled to receive the per share merger consideration of $1.40 (the “Merger Consideration”); (b) 5,750,000 shares of the Company’s class C common stock, par value $0.0001 per share (the “Class C common stock”), entitled to receive the Merger Consideration; (c) 2,845,151 shares of Class A common stock underlying outstanding restricted stock, a portion of which are subject to performance-based vesting and a portion of which are subject to time-based vesting, entitled to receive the Merger Consideration (assuming satisfaction of all applicable time-based conditions and maximum achievement of all applicable performance conditions); (d) 13,307,496 shares of Class A common stock underlying outstanding restricted stock units, a portion of which are subject to time-based vesting, entitled to receive the Merger Consideration (assuming satisfaction of all applicable time-based conditions); (e) 17,923,730 shares of Class A common stock underlying outstanding stock options entitled to receive the Merger Consideration minus any applicable exercise price; and (f) 14,749,960 shares of Class A common stock underlying outstanding warrants, which may be entitled to receive approximately $0.38 per warrant.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 10, 2023, the underlying value of the transaction was calculated based on the sum of (a) the product of 233,893,488 shares of Class A common stock and the Merger Consideration; (b) the product of 5,750,000 shares of Class C common stock and the merger consideration; (c) the product of 2,845,151 shares of Class A common stock underlying outstanding restricted stock and the Merger Consideration (assuming satisfaction of all applicable time-based conditions and maximum achievement of all applicable performance conditions); (d) the product of 13,307,496 shares of Class A common stock underlying outstanding restricted stock units and the Merger Consideration (assuming satisfaction of all applicable time-based conditions); (e) the product of 17,923,730 shares of Class A common stock underlying outstanding stock options and $0.51 per share (which is the difference between the Merger Consideration and the weighted average exercise price of $0.89 per share); and (f) the product of 14,749,960 shares of Class A common stock underlying outstanding warrants and $0.38 (which is the difference between the Merger Consideration of $1.40 and the estimated, as-adjusted exercise price of $1.02). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.